CREDIT AND SECURITY AGREEMENT

between

PRESCRIPTION CORPORATION OF AMERICA

PCA BENEFITS, INC.

Together, as Borrower

and

SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P.

as Lender

Dated as of

April 11, 2013

CREDIT AND SECURITY AGREEMENT

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	5.4	Properties	29
	5.5	Other Agreements	30
	5.6	Litigation	30
	5.7	Hazardous Materials	30
	5.8	Tax Returns, Governmental Reports	30
	5.9	Financial Statements and Reports	31
	5.10	Compliance with Law	31
	5.11	Intellectual Property	32
	5.12	Licenses and Permits; Labor	32
	5.13	Disclosure	32
	5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts	32
	5.15	Agreements with Affiliates	33
	5.16	Insurance	33
	5.17	Names, Location of Offices, Records and Collateral	33
	5.18	Non-Subordination	33
	5.19	Accounts	33
	5.20	Healthcare Law Compliance	34
	5.21	Reliance on Representations; Survival	34

VI.	AFFIRMATIVE COVENANTS		34

	6.1	Financial Statements, Reports and Other Information	35
	6.2	Payment of Obligation	37
	6.3	Conduct of Business and Maintenance of Existence and Assets	37
	6.4	Compliance with Legal and Other Obligations	37
	6.5	Insurance	37
	6.6	True Books	38
	6.7	Inspection; Period Audits	38
	6.8	Further Assurances; Post Closing	38
	6.9	Payment of Indebtedness	39
	6.10	Lien Terminations	39
	6.11	Use of Proceeds	39
	6.12	Collateral Documents; Security Interest in Collateral	39
	6.13	Right of First Refusal	40
	6.14	Taxes and Other Charges	40
	6.15	Payroll Agent	41
	6.16	Clearinghouse	41
	6.17	Medicare/Medicaid Programs	41

VII.	NEGATIVE COVENANTS		42

	7.1	Financial Covenants	42
	7.2	Permitted Indebtedness	42
	7.3	Permitted Liens	43
	7.4	Investments, New Facilities or Collateral; Subsidiaries	43
	7.5	Dividends; Redemptions	44
	7.6	Transactions with Affiliates	44

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	7.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds	44
	7.8	Asset Sales	45
	7.9	Management	45
	7.10	On-Line Access to Banking Information	45
	7.11	Truth of Statements	45
	7.12	IRS Form 8821	45

VIII.	EVENTS OF DEFAULT		46

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		49

	9.1	Rights and Remedies	49
	9.2	Application of Proceeds	50
	9.3	Rights of Lender to Appoint Receiver	50
	9.4	Rights and Remedies not Exclusive	50

X.		WAIVERS AND JUDICIAL PROCEEDINGS	51

	10.1	Waivers	51
	10.2	Delay; No Waiver or Defaults	51
	10.3	Jury Waiver	51
	10.4	Cooperation in Discovery and Litigation	52

XI.	EFFECTIVE DATE AND TERMINATION		52

	11.1	Effectiveness and Termination	52
	11.2	Survival	53

XII.	MISCELLANEOUS		53

	12.1	Governing Law; Jurisdiction; Service of Process; Venue	53
	12.2	Successors and Assigns; Participants; New Lenders	54
	12.3	Application of Payments	54
	12.4	Indemnity	54
	12.5	Notice	55
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	56
	12.7	Expenses	56
	12.8	Entire Agreement	57
	12.9	Lender Approvals	57
	12.10	Confidentiality and Publicity	57
	12.11	Release of Lender	57

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ANNEX I

Financial Covenants

EXHIBITS

Exhibit A - Borrowing Certificate

Exhibit B Compliance Certificate

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CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of April 11, 2013, is entered into between PRESCRIPTION CORPORATION OF AMERICA, a New Jersey corporation, and PCA BENEFITS, INC., a New Jersey corporation (together, the “Borrower”), and SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (the “Lender”).

WHEREAS, Borrower has requested that Lender make available to Borrower a revolving credit facility (the “Revolving Facility”) in the initial maximum principal amount at any time outstanding of up to Five Million Dollars ($5,000,000) (such amount, together with such increases as may be made pursuant to Section 2.1(c), the “Facility Cap”), the proceeds of which shall be used by Borrower to provide for its working capital needs;

WHEREAS, Lender is willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I.	DEFINITIONS

1.1 General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed below shall have the meanings set forth. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein, any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

1.2	Specific Terms

“Account Debtor” shall mean any Person who is obligated under an Account.

“Accounts” shall mean all of Borrower’s (i) accounts (as that term is defined in the UCC), (ii) payment intangibles (as that term is defined in the UCC), and (iii) all other rights of payment, collection or reimbursement (whether owed directly to Borrower or assigned to Borrower by a patient or other third party), whenever due, that arose out of, or will arise out of, the rendering whether before or after the date of this Agreement of Healthcare Services or other services, and including, without limitation, all of Borrower’s rights of payment, collection or reimbursement with respect to such Healthcare Services or other services from any insurer, federal or state government agency or other third party; whether billed on a fee for service, monthly per patient capitation charge or any other basis, whether or not the accounts, payment intangibles, or rights of payment, collection or reimbursement have been invoiced or billed, written off, partially paid, currently assigned to collection agencies or other third party service vendors. Without limiting the foregoing, Accounts shall also include all monies due or to become due to Borrower and obligations to Borrower in any form (whether arising in connection with contracts, contract rights, instruments, or chattel paper), in each case whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or any Guarantor under any Loan Document shall also be an Advance for purposes of this Agreement. Each Advance shall increase the principal amount outstanding hereunder.

“Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the administrative management or policies (even without the power to direct or cause the direction of the clinical/medical management or policies), whether through ownership of securities or other interests, by contract or otherwise.

“Applicable Rate” shall mean the interest rate applicable from time to time to Advances under the Agreement.

“Availability” shall have the meaning assigned to such term in Section 2.1(a).

“Books and Records” shall mean Borrower’s books and records specifically relating to Accounts, including, but not limited to, ledgers, records indicating, summarizing, or evidencing Borrower’s Accounts and all computer programs, disc or tape files, printouts, runs, and other computer prepared information with respect to the foregoing and any software necessary to operate the same.

“Borrowing Base” shall mean, as of any date of determination, the net collectible value of Eligible Receivables, as determined by Lender with reference to the most recent Borrowing Certificate, other factors deemed relevant by Lender and otherwise in accordance with the Agreement. For purposes hereof, “net collectible value” of Eligible Receivables means the amount that Lender reasonably expects to be collected with respect to Eligible Receivables from third-party payors within 150 days of the Date of Service taking into account historical collection rates, contractual limitations and other factors that affect the collectability of Eligible Receivables.

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“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.

“Borrowing Date” shall have the meaning assigned to that term in Section 2.4.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

“Capital Lease” shall mean, as to any Person, a lease or any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Change of Control” shall mean any of the following: (a) the occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions as a result of which the Guarantor ceases to be entitled to elect or appoint at least a majority of the Borrower’s Board of Directors, or (b) the resignation, termination, replacement, death, disability or any other event the result of which is the failure of the current Chief Executive Officer of Borrower to function in his current capacity, unless a replacement reasonably satisfactory to Lender is identified and engaged within 30 days following such event, or (c) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Borrower’s assets to, or a consolidation or merger with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a direct or indirect subsidiary of the Borrower.

“Charter Documents” shall mean (i) a copy of the certificate of incorporation or formation (or other charter document) and a copy of the bylaws or similar organizational documents of Borrower certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of the Borrower, and (ii) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party, certified by an authorized officer of Borrower as of the Closing Date.

“Closing” shall mean the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date the Closing occurs.

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“Collateral” shall mean, collectively and each individually, all collateral and/or security identified in Section 2.9, together with any additional collateral and/or security now or hereafter granted to Lender by Borrower and/or Guarantors pursuant to a Loan Document.

“Collateral Management Fee” shall have the meaning assigned to the term in Section 3.3.

“Concentration Account” shall have the meaning assigned to the term in Section 2.5.

“Date of Service” of an Account shall mean the earliest date the healthcare service for which the Account is payable was rendered or the healthcare related equipment, prosthetics, pharmaceuticals or other goods for which the Account is payable were delivered.

“Debtor Relief Law” shall mean, collectively, the United States Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to the term in Section 3.7.

“Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

“Eligible Receivables” shall mean each Account arising in the ordinary course of Borrower’s business, which meets the following criteria:

a.	it is subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien (other than Permitted Liens);

b.	it is evidenced by an invoice, statement, electronic submission or other documentary evidence satisfactory to Lender;

c.	any portion thereof that is payable by a beneficiary, recipient or subscriber individually and not directly by a third party obligor acceptable to Lender in its Permitted Discretion shall not be included as an Eligible Receivable;

d.	it does not arise out of services rendered or a sale made to, or out of any other transactions between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower or any of its Subsidiaries;

e.	it is outstanding for less than 150 calendar days after the Date of Service with respect to such Account;

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f.	no covenant, agreement, representation or warranty contained in any Loan Document with respect to such Accounts has been breached in any material respect and remains uncured;

g.	the Account Debtor for such Accounts has a financial strength rating of “A” or better by A.M. Best Company or is otherwise creditworthy as determined by the Lender in its Permitted Discretion, and is not a Medicare/Medicaid Account Debtor;

h.	arises out of a completed, bona fide sale and delivery of goods or rendering of Healthcare Services by Borrower in the ordinary course of business, in accordance with applicable law, and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor;

i.	it does not represent the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis and is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment;

j.	it is not payable under worker’s compensation laws or insurance, automobile insurance whether a no-fault law or otherwise, does not represent a census capitation payment or a claim for a personal injury and is not a Self-Pay Account;

k.	the applicable Account Debtor for such Accounts is not a Governmental Authority, unless all applicable statutes, ordinances or regulations respecting the assignment of such Accounts have been complied with;

l.	any portion thereof that is subject to any offset, credit (including any resource or other income credit or offset), deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason has not been included as an Eligible Receivable;

m.	there is no agreement with an Account Debtor for any deduction from such Accounts, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice relate thereto, such that only the discounted amount of such Accounts after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

n.	no return, rejection or repossession of goods or services related to it has occurred;

o.	the third party payor with respect thereto has its principal place of business or chief executive offices within the continental United States and the Account is payable to Borrower in US dollars;

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p.	Borrower has not agreed to accept and has not accepted any non-cash payment for such Account; and

q.	such Account meets such specifications and requirements other than as set forth above, which may from time to time be established by Lender, in Lender’s sole discretion, by written notice to the Borrower.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Excluded Collateral” shall mean (a) any property or asset if and to the extent that a security interest is prohibited by or in violation of any law, rule or regulation (unless such law, rule or regulation would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (b) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark application under applicable federal law; and (c) any lease, license, contract or other agreement (or any equipment or other assets owned by a Borrower that are subject to or secured by a purchase money lien or a capital lease) to the extent that such lease, license, contract or other agreement (or the agreement pursuant to which such purchase money lien is granted (or the document providing for such capital lease)) prohibits or would result in the termination of such agreement or document because of a grant of a security interest therein by the Borrower, including if such agreement or document requires the consent of any person other than the Borrower as a condition to the grant of a security interest therein by the Borrower, which consent has not been obtained (unless such contractual prohibition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity).

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“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Facility Cap” shall have the meaning set forth in the recitals to this Agreement.

“Facility Fee” shall have the meaning set forth in Section 3.1.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentally or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” shall mean Healthcare Corporation of America, a New Jersey corporation, the corporate parent of the Borrower, and any other guarantor of the Obligations or any part thereof.

“Guaranty” shall mean, collectively and each individually, all guarantees (including validity guarantees) executed by any Guarantor.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

“Healthcare Laws” shall mean all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation Section 1128(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”).

“Healthcare Services” shall mean medical and healthcare services provided by any Person, including, but not limited to, services of physicians, nurses, therapists, dentists, or other licensed or unlicensed healthcare personnel, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home healthcare services, residential and out-patient behavioral healthcare services, the provision of room, board and daily living assistance at licensed healthcare facilities, home care services, transportation to or from healthcare facilities, or the sale, assignment, lease or license whether before or after the date of this Agreement of healthcare related equipment, prosthetics, pharmaceuticals or other goods and any other medical and healthcare goods and services which are covered by a policy of insurance or by any other healthcare program of a Governmental Authority.

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“Indebtedness” of any Person shall mean, without duplication, (a) indebtedness for borrowed money and Capitalized Lease Obligations, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

“Indemnified Persons” shall have the meaning assigned to the term in Section 12.4.

“Initial Advance” shall have the meaning assigned to the term in Section 4.1.

“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance reasonably satisfactory to Lender from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time and subordinating in favor of Lender any claims that the owner/lessor may have against Borrower or against any of Lender’s Collateral.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” or “Loans” shall mean, individually and collectively, all Advances under the Revolving Facility.

“Loan Documents” shall mean, collectively and each individually, this Agreement, the Guaranties and any documents evidencing a security interest in assets as collateral for the Guaranties, the Lockbox Agreements, the Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, the Subordination Agreements, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time; all of which shall be in form and substance acceptable to Lender in its sole discretion.

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“Lockbox Accounts” shall mean the accounts maintained by Borrower at the Lockbox Banks into which all collections or payments on their Accounts and Collateral are paid.

“Lockbox Agreement” shall have the meaning assigned to the term in Section 2.5.

“Lockbox Bank” shall have the meaning assigned to the term in Section 2.5.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has been or is material and adverse to the value of any of the Collateral, including its collectability or to the business, operations, properties, assets, liabilities or condition of Borrower and Guarantors, taken as a whole, or (ii) did or does materially impair the ability of any Borrower or Guarantor to pay the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

“Maturity Date” shall have the meaning assigned to such term in Section 2.2(c).

“Medicaid/Medicare Account Debtor” shall mean any Account Debtor which is (i) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE and CHAMPVA, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other state healthcare program, or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

“Medicaid program” shall mean a medical assistance program administered by a state agency and approved by the Federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration) pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Mezzanine Debt” shall mean debt to one or more lenders in an aggregate principal amount not to exceed $5,000,000 and subordinated to Lender pursuant to a subordination agreement acceptable to Lender in its Permitted Discretion.

“Minimum Termination Fee” shall mean (for the time period indicated) the amount equal to (i) three percent (3%) of the Facility Cap if a Revolving Facility Termination occurs on or before the first anniversary of the Closing Date, (ii) two percent (2%) of the Facility Cap if a Revolving Facility Termination occurs after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, (iii) one percent (1%) of the Facility Cap if a Revolving Facility Termination occurs on or after the second anniversary of the Closing Date and prior to the thirty (30) day period immediately preceding the last day of the Term. The Minimum Termination Fee is an “Obligation,” as that term is defined herein.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute and contingent due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or under applicable law, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Borrower and/or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

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“Payment Office” shall mean initially the address set forth beneath Lender’s name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

“Permitted Acquisition” shall mean any acquisition by any Borrower or any of its Subsidiaries of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any equity interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of a Borrower;

(b) If such acquisition is structured as an acquisition of the equity interests of any Person, then the Person so acquired shall either (i) become a wholly-owned (direct or indirect) Subsidiary of a Borrower or (ii) be merged with and into a Borrower (with Borrower being the surviving entity);

(c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Borrower;

(d) The Borrower shall have delivered to Lender not less than fifteen (15) days (or such shorter period of time agreed to by Lender), notice of such acquisition together with (i) pro forma combined projected financial information for the Borrower and the acquisition target (if applicable) consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of the next fiscal year following the acquisition and projected statements of income and cash flows for such fiscal year, (ii) copies of all material documents relating to such acquisition (including the acquisition agreement and any related document) and (iii) historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete fiscal years of the acquisition target, if available, prior to the effective date of the acquisition, in each case in form and substance reasonably satisfactory to Lender;

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(e) Both immediately before and after the consummation of such acquisition no Event of Default shall have occurred and be continuing and, after giving effect to the pro forma projections referred to in clause (d) above, no Event of Default shall have occurred and be continuing;

(f) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the equity interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(g) the acquisition will not otherwise result in any Default hereunder; and

(h) The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Indebtedness (such Indebtedness being otherwise permitted under this Agreement) assumed or to which such assets, business, equity interests or any Person so acquired is subject, is less than $10,000,000.

Before any Accounts acquired in connection with or arising from such acquisition are submitted by Borrower for inclusion in the Borrowing Base, Borrower shall provide all documentation and information required by Lender in its sole discretion to evaluate the inclusion of such Accounts in the Borrowing Base and Lender shall have such amount of time as it deems necessary and appropriate to evaluate and analyze such information.

“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of its business judgment.

“Permitted Indebtedness” shall have the meaning assigned to the term in Section 7.2.

“Permitted Liens” shall have the meaning assigned in Section 7.3.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate; provided that Lender may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Prime Rate, and further provided, that in no event shall the Prime Rate be lower than such rate as in effect as of the Closing Date, and further provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

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“Receipt” shall have the meaning assigned in Section 12.5.

“Related Property” shall mean, with respect to each Account, the following: (i) all records of any nature evidencing or related to the Account, including contracts, invoices, charges slips, credit memoranda, notes and other instruments and other documents, books, records and other information (including, without limitation, computer data) (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the contract related to such Account or otherwise, including all rights of stoppage in transit, replevin, reclamation, supporting obligations and letter of credit rights (as such terms are defined in the Uniform Commercial Code), and all claims of lien filed or held by the Borrower on personal property; (iii) all rights to any goods whose sale gave rise to such Account, including returned or repossessed goods; (iv) all instruments, documents, chattel paper and general intangibles (each as defined in the Uniform Commercial Code) arising from, related to or evidencing such Account; (v) all UCC financing statements covering any collateral securing payment of such Account; (vi) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the contract related to such Account or otherwise; and (vii) all proceeds and amounts received or receivable arising from any of the foregoing.

“Revolving Facility Termination” shall mean any of the following:

(i) A termination of the Revolving Facility by the Borrower under Section 11.1 hereof,

(ii) any other voluntary or involuntary prepayment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility by Borrower or any other Person occurs (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set-off or otherwise and termination of Lender’s obligations to make future Advances under the Agreement,

(iii) Lender demands or Borrower is otherwise required to make payment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility upon the occurrence of an Event of Default,

(iv) The Obligations become due and payable immediately or following a cure period, pursuant to Article VIII, or

(vi) any payment reduction or reduction of the outstanding balance of the Revolving Note and/or the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law.

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“Self-Pay Account” shall mean an Account payable by the individual receiving medical goods or services or by an individual (as opposed to a third party insurance company, a Governmental Authority, or other third party payor) responsible for such payment on behalf of the individual receiving medical goods or services. Self-Pay Accounts shall also include any co-pays and deductibles payable by such individual.

“Subordination Agreement” shall mean, collectively and each individually, any subordination agreements to which Lender and other service providers or creditors of the Borrower are a party.

“Subsidiary” shall mean (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Term” shall mean the period commencing on the date set forth on the first page hereof and ending on April 11, 2016.

“Termination Date” shall have the meaning assigned to the term in Section 11.1.

“UCC” shall mean the Uniform Commercial Code.

“Unused Line Fee” shall have the meaning assigned to the term in Section 3.2.

II.	ADVANCES, PAYMENT AND INTEREST

2.1 Advances

(a) Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, and not more than once per each week unless agreed to by Lender and subject to the processing fees set forth in Section 2.4; provided that, notwithstanding any other provision of this Agreement (but subject to the provisions of this Section 2.1(a)), the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of (a) the Facility Cap, and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $25,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of eighty five percent (85%) of the Borrowing Base minus (i) amounts then outstanding under the Revolving Facility, and (ii) amounts, if any, reserved pursuant to this Agreement, which reserves shall be established by Lender in its Permitted Discretion (such calculated amount being referred to herein as the “Availability”). Advances under the Revolving Facility automatically may, in the discretion of the Lender, be made for the payment of interest on the Revolving Facility and other Obligations on the date when due to the extent available and as provided for herein. Lender may in its sole and absolute discretion make one or more Advances in excess of Availability. The making of any Advance(s) in excess of Availability shall not be deemed an acknowledgement that any additional such Advance(s) will be made or may be required to be made; nor shall any such Advance(s) be deemed to establish any course of conduct, waiver, or estoppel that would obligate Lender to make any further such Advance or prevent the Lender from treating the Borrower’s failure to repay such Advance(s) as a Default or an Event of Default. In the event outstanding Advances under the Revolving Facility exceed the Availability (whether because of an intentional Advance in excess of Availability or a reduction in the Borrowing Base or otherwise), Lender may charge an over-advance fee of 10% of the amount by which such outstanding Advances exceed the Availability. Notwithstanding the foregoing, such over-advance fee shall not be charged if (i) Availability has been reduced as a result of a reduction by Lender of the net collectible value of Accounts and (ii) Borrower repays any amounts outstanding in excess of such reduced Availability within two (2) Business Days of notice of such reduction. Such over-advance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such over-advance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such over-advance from being a Default or an Event of Default. The over-advance fee shall be paid on the first Business Day of each week if the amount outstanding hereunder is in excess of the Availability at any time during the immediately preceding week.

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(b) Lender has established the above-referenced advance rate for Availability and, in its Permitted Discretion and, to the extent the liquidity factors described below are not fully reflected in the determination of “net collectible value”, may further adjust such advance rate used to determine Availability by applying percentages (known as “liquidity factors”) to Eligible Receivables by payor class based upon Borrower’s actual recent collection history for each such payor class, reduced, to the extent necessary, to reflect the entitled reimbursement pursuant to any contract or other arrangement between the Borrower and the applicable Account Debtor(s), in a manner consistent with the Lender’s underwriting practices and procedures, including without limitation Lender’s review and analysis of, among other things, Borrower’s historical returns, rebates, discounts, credits and allowances. Such liquidity factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender’s underwriting practices and procedures in its Permitted Discretion based upon Lender’s due diligence and audits. Also, Lender shall have the right to establish and readjust from time to time, in its Permitted Discretion, reserves (without duplication of other reserves) against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

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(c) The Facility Cap may be, in the Lender’s Permitted Discretion, increased from time to time in increments of $250,000 at such time as the outstanding principal balance hereunder equals or exceeds 95% of the then-existing Facility Cap, up to a maximum Facility Cap of $25,000,000. In the event that the Facility Cap is increased, Borrower shall pay to Lender a Facility Fee in an amount equal to one percent (1.0%) of the amount by which the Facility Cap is increased.

2.2 Evidence of Obligations; Maturity

(a) Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the outstanding Obligations to Lender, including, without limitation, the amounts of principal, interest, fees and other amounts payable and paid to Lender from time to time under this Agreement.

(b) The entries made in the electronic or written records maintained pursuant to subsection (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Obligations in accordance with their terms. Subject to the foregoing, Advances under the Revolving Facility may also be evidenced by a promissory note, payable to the order of Lender, duly executed and delivered by Borrower and dated as of the date hereof, evidencing the aggregate principal indebtedness of Borrower to Lender resulting from Advances under the Revolving Facility, from time to time. Lender hereby is authorized, but is not obligated, to enter the amount of each Advance under the Revolving Facility and the amount of each payment or prepayment principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the promissory note. Lender may account to Borrower from time to time with a statement of Advances under the Revolving Facility, the amounts outstanding hereunder, and charges and payments made pursuant to this Agreement, and in the absence of manifest and demonstrable error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within 30 calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(c) All amounts outstanding hereunder and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon an Event of Default, and (ii) the last day of the Term (such earlier date being the “Maturity Date”).

2.3 Interest

Interest on the principal amount outstanding hereunder shall be payable by Borrower monthly but in no event later than the first day of each calendar month, commencing May 1, 2013, at an annual rate of Prime Rate plus one and three quarters percent (1.75%) calculated on the basis of a 360-day year and adjusted for the actual number of calendar days elapsed in each interest calculation period; provided, that the interest rate will automatically drop to an annual rate of Prime Rate plus three quarters of a percent (0.75%) calculated on the basis of a 360-day year and adjusted for the actual number of calendar days elapsed in each interest calculation period, at such time as all three of the following conditions are met: (a) the principal amount outstanding hereunder exceeds $7,500,000, and (b) the Fixed Charge Coverage Ratio (as defined in Annex I) equals or exceeds 3.0 to 1.0 as of the end of any two consecutive calendar months.

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Interest payments may, at the discretion of the Lender, be made (i) by application of funds in the Concentration Account as set forth in Section 2.5, (ii) by an Advance on the Revolving Facility, as set forth in Section 2.1, without any further action by Borrower, or (iii) directly by Borrower. Interest shall continue until the irrevocable payment in full in cash of the Obligations. Any accrued but unpaid interest shall be added to the Obligations and increase the principal amount outstanding hereunder on the first Business Day of each month.

2.4 Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least two but not more than four Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender in its Permitted Discretion, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2, and (iv) specify the amount of any recoupments of any third party being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s Affiliates. In the event that Borrower does not request an Advance during any two consecutive calendar weeks, Borrower shall, on the last Business Day of the second such week (and more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, deliver to Lender a Borrowing Certificate which shall (i) certify the matters contained in Section 4.2, (ii) specify the amount of any recoupments of any third-party payor being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s Affiliates, and (iii) be accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4, in all cases for credit by the recipient of such proceeds to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (New York City time); provided, however, if any amounts are then due to Lender on account of any interest, fees or expense reimbursements due under the Loan Documents at the time such Advance is requested, Lender is authorized (but not required) to reduce the proceeds to Borrower with respect to such Advance by the amount of such interest, fees or expense reimbursements and to retain such amounts as payment of such interest, fees or expense reimbursements. It is understood and agreed that Lender shall have no responsibility for the application of proceeds disbursed pursuant to Schedule 2.4 and such proceeds so disbursed shall be deemed to have been disbursed to the Borrower entitled thereto. Lender shall charge a processing fee of $150.00 for the first Advance each calendar week and $450.00 for each additional Advance during such calendar week.

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2.5 Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Prior to the consummation of the transactions contemplated by this Agreement, the Lender shall establish and maintain at the Borrower’s expense an account with Wells Fargo Bank, N.A. (which account may be moved to another bank at the discretion of Lender with the consent of Borrower, which consent shall not be unreasonably withheld or delayed) (the “Lockbox Bank”) into which all Collections in respect of all Accounts and Collateral shall be deposited (the “Lockbox Account”), pursuant to an agreement acceptable to Lender in its sole discretion (the “Lockbox Agreement”). The Borrower hereby agrees to direct each payor of an Account to remit all payments with respect to such Account for deposit in the Lockbox Account by (A) delivering to each such payor a notice containing such instructions and (B) identifying the Lockbox Account as the “pay to” address on all bills sent to payors of all Accounts. The Borrower further agrees not to change such directive to payors without the prior written consent of the Lender. The Lockbox Agreement shall instruct the Lockbox Bank to immediately transfer all funds paid into the Lockbox Account into a depository account or accounts owned and maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to the Lockbox Bank from time to time (the “Concentration Account”). In the event the payors receive any instruction whatsoever from or on behalf of the Borrower indicating that Collections with respect to the Accounts should be sent to any location other than the Lockbox Account, the Borrower hereby acknowledges and agrees that such actions would be an express violation of this Agreement, would cause irreparable harm to the Lender for which there would be no adequate remedy at law, and agrees and consents to entry of an order by a court of competent jurisdiction granting the Lender specific performance of the terms and provisions of this Agreement as to the Borrower.

To the extent that any Account collections of Borrower or any other cash payments received by Borrower are not sent directly to the Lockbox Account but are received by Borrower or any of its Affiliates, such collections and proceeds shall be held in trust for the benefit of the Lender and promptly remitted (and in any event within one (1) Business Day), in the form received (or, with respect to cash, by check or wire transfer), to the Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder under any other Loan Document, under applicable law or equity, upon each and every failure by any Borrower or any of its Affiliates to cause collections with respect to Accounts or any other cash payments to Borrower to be deposited into the Lockbox Account as set forth in this Section 2.5, Lender shall be entitled to assess Borrower with a non-compliance fee in an amount equal to ten percent (10%) of the amount of such collections or other cash payments; provided that such non-compliance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such non-compliance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-compliance to be a Default or an Event of Default. For purposes of calculating interest, all funds transferred to the Lender’s Concentration Account for application to the Obligations subsequent to the Closing Date shall be subject to a five (5) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of the Lender. All funds transferred to the Lender’s Concentration Account for application to the Obligations shall be applied to reduce the Obligations hereunder in the following order of priority: (i) payment of any fees and expense reimbursements due to Lender under the Loan Documents, (ii) any other Obligations of Borrower not included in items (iii) and (iv) below, (iii) to any interest then due and owing hereunder, and (iv) to the principal amount outstanding hereunder. For purposes of determining Availability, all funds transferred to the Lender’s Concentration Account subsequent to the Closing Date shall be applied in accordance with the foregoing sentence as of the date of such transfer. If as the result of collections of Accounts and/or any other cash payments received by Borrower pursuant to this Section 2.5 there is a positive balance in favor of Borrower in the Concentration Account, such positive balance shall not accrue interest in favor of Borrower, but shall be available to Borrower in accordance with Section 2.10(b). If applicable, at any time prior to the execution of the Lockbox Agreement and operation of the Lockbox Account, Borrower and its Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the account(s) and in the manner specified by Lender in its Permitted Discretion so long as any amounts are outstanding under the Revolving Facility.

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2.6 Promise to Pay; Manner of Payment

Borrower promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupments, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Unless paid in accordance with Section 2.5, all payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or deduction for counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 4:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7 Repayment of Excess Advances

Subject to the following sentence, and unless otherwise agreed to in writing by the Lender, any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap or the Availability shall be immediately (or, if such overadvance was created as a result of Lender’s adjustment of the advance rates for Availability or eligibility criteria, then within five (5) Business Days, unless such adjustment by Lender was the result of any misrepresentation or fraud of the Borrower, in which as there shall be no grace period and any such overadvance shall be immediately due and payable) due and payable by Borrower upon demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6. Notwithstanding the foregoing, if Lender intentionally makes an Advance which is in excess of Availability, such Advance shall be repaid within five (5) Business Days of a demand for repayment or when it is otherwise required to be repaid pursuant to other Sections of this Agreement.

2.8 Payments by Lender

Should any amount required to be paid under any Loan Document remain unpaid after it is due and payable and after the expiration of any cure period, if applicable, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursements of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility and added to the Obligations and increase the principal amount outstanding hereunder.

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2.9 Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, the Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following, whether now owned or hereafter acquired (collectively and each individually, the “Collateral”):

(i) all of the Borrower’s present and future Accounts, including all Related Property of the Accounts and all contracts, Documents, Instruments, and Chattel Paper relating to or arising out of any of the foregoing;

(ii) all of Borrower’s deposit accounts;

(iii) all Books and Records;

(iv) all other personal property and fixtures of Borrower, including all inventory, equipment, furniture, general intangibles (including, without limitation, payment intangibles and software), chattel paper, supporting obligations, investment property, instruments, securities, contract rights, stock in direct and indirect subsidiaries, machinery, deposit accounts, letter-of-credit rights, intellectual property, copyrights, trademarks, patents, and tradestyles, except that Excluded Collateral shall not be included in Collateral under this clause (iv); and

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(v) any and all additions to or substitutions for any of the foregoing, and any and all replacements and proceeds (including insurance proceeds) of any of the foregoing.

(b) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in all Collateral which may be perfected by the filing of financing statements, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens and except that the Lender’s security interest in inventory may be subordinate to security interests in favor of suppliers of such inventory. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

2.10 Collateral Administration

(a) All Collateral (except funds required to be deposited in the Lockbox Account) will at all times be kept by Borrower at the locations set forth on Schedule 5.17B hereto and shall not, without concurrent written notice to Lender, be moved therefrom and in any case shall not be moved outside the continental United States.

(b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic basis as Lender may reasonably request. After the occurrence and during the continuance of an Event of Default, and upon Lender’s request, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower’s written request, and any such return of excess funds shall not be deemed to be an Advance.

(c) Any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours upon reasonable prior notice to Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification.

(d) Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors owing Accounts to Borrower that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorneys’ fees, to Borrower.

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(e) As and when determined by Lender in its Permitted Discretion, Lender shall have the right to perform the searches described in clauses (i) and (ii) below against Borrower (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), on a quarterly basis at Borrower’s reasonable expense, unless an Event of Default has occurred and is continuing in which case such searches shall be conducted as often as Lender deems appropriate, at Borrower’s expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business or assets or in which they are organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

(f) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall direct each Account Debtor to make payments to the appropriate Lockbox Account as set forth in Section 2.5, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required and reasonably requested by Lender to secure Lender and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall promptly deliver to Lender all items for which Lender must receive possession or control to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

2.11 Power of Attorney

Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney-in-fact for Borrower (without requiring Lender to act as such) with full power of substitution to do the following: (i) upon the occurrence and during the continuance of an Event of Default, endorse the name of the Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on its Accounts; (ii) upon the occurrence and during the continuance of Event of Default, execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that it is obligated to give Lender under any of the Loan Documents; (iii) upon the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral including, without limitation, (a) demand, collect, receive for and give renewals, extensions, discharges and releases of any Account, (b) take possession of and liquidate any Account, (c) institute and prosecute legal and equitable proceedings to realize upon any Account, and (d) settle, compromise, compound or adjust claims in respect of any Account or any legal proceedings brought in respect thereof; (iv) upon the occurrence and during the continuance of an Event of Default, in the name of Borrower, notify the Post Office authorities to change the address for the delivery of mail addressed to Borrower to such address as Lender may designate (notwithstanding the foregoing, for the purposes of notice and service of process to or upon Borrower as set forth in this Agreement, Lender’s rights to change the address for the delivery of mail shall not give Lender the right to change the address for notice and service of process to or upon Borrower in this Agreement); (v) perfect Lender’s security interest or lien in any Collateral, (vi) upon the occurrence and during the continuance of an Event of Default, engage, on behalf of Borrower, a third party to service and collect Borrower’s receivables, including billing and rebilling third party payors as well as the patients to the extent of their obligations thereunder and (vii) sign IRS Forms W-9 on behalf of Borrower reflecting Borrower’s address as the address of the Lockboxes established pursuant to Section 2.5 and deliver such Forms to third party payors on the Borrower’s Accounts. In addition, if either Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, may by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account. The appointment of Lender as attorney-in-fact for Borrower is coupled with an interest and is irrevocable.

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2.12 Setoff Rights

During the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by Lender or any of Lender’s Affiliates for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations then due and owing.

III.	FEES AND OTHER CHARGES

3.1 Facility Fee

On the Closing Date, Borrower shall pay to Lender one and a half percent (1.5%) of the Facility Cap as a nonrefundable fee. The fee payable pursuant to this Section 3.1 and the fee payable pursuant to the last sentence of Section 2.1(c) are herein collectively referred to as the “Facility Fee”.

3.2 Unused Line Fee

Borrower shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to one-half of one percent (0.5%) per annum of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears but in no event later than the first day of each successive calendar month (starting with May 1, 2013). Payment of the Unused Line Fee may be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) directly by Borrower.

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3.3 Collateral Management Fee

Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) for monitoring and servicing the Revolving Facility, equal to one-half of one percent (0.50%) per annum calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears but in no event later than the first day of each successive calendar month (starting with May 1, 2013). Payment of the Collateral Management Fee may be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) directly by Borrower. The final payment shall be pro rated to the date of payment in full and shall be paid on that date as part of the Obligations.

3.4 Early Termination Fees

Upon a Revolving Facility Termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations (other than indemnity obligations with respect to which no claim has been made) relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Documents), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Minimum Termination Fee. Notwithstanding any other provision thereof, no Minimum Termination Fee as described above shall be due and payable if (i) Borrower refinances the Obligations with Lender (which, for purposes hereof, shall include SCM Specialty Finance Opportunities Fund, L.P. and any of its parents, subsidiaries or Affiliates), (ii) this Agreement terminates in accordance with its terms at the end of its Term, or (iii) Borrower terminates this Agreement within 10 days after Borrower provides written notice to Lender of a default by Lender hereunder, and such default by Lender remains uncured as of the date of such termination.

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3.5 [Intentionally Omitted]

3.6 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.7 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 5% per annum (the “Default Rate”). Such increase shall be in addition to any other specific charges provided for herein for noncompliance with specific provisions of this Agreement.

3.8 Acknowledgement of Joint and Several Liability

Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all Affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of the Collateral even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and be binding upon each Borrower.

IV.	CONDITIONS PRECEDENT

4.1 Conditions to Initial Advance and Closing

The obligations of Lender to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the “Initial Advance”) are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a) (i) Borrower shall have delivered to Lender (A) the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and any other parties thereto, and (B) a Borrowing Certificate in the form of Exhibit A for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower, and (ii) each Guarantor, if any, shall have delivered to Lender the Loan Documents to which such Guarantor is a party, each duly executed and delivered by such Guarantor or an authorized officer of such Guarantor, as applicable, and the other parties thereto;

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(b) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to the Borrower and Guarantor in each jurisdiction determined by Lender in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens that will be terminated prior to any Advance subsequent to the Initial Advance) and (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Documents or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral to the extent set forth in Section 2.9(b), including, without limitation, deposit account control agreements with respect to all of Borrower’s deposit accounts, to the extent so required by Lender;

(c) Lender shall have received (i) a certified copy of the Charter Documents, all in form and substance reasonably acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance reasonably acceptable to Lender, and (iii) the written legal opinion of counsel for Borrower and Guarantors, in form and substance satisfactory to Lender and its counsel, addressing the organization of the Borrower and any entities who are Guarantors, the due authorization and execution of the Loan Documents, the absence of conflicts between the Loan Documents and the organizational documents of the Borrower and any entities that are Guarantors, and the legal, valid and binding effect of the Loan Documents;

(d) Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower and Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction that (i) its operations comply, in all material respects, with all applicable federal, state, foreign and local laws, statutes and regulations, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could reasonably be expected to result in any Material Adverse Effect, and (iii) it has no liability (whether contingent or otherwise) that would reasonably be expected to have a Material Adverse Effect;

(e) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

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(f) Borrower shall be in compliance with Section 6.5, and Lender shall have received (i) copies of all such insurance policies, and (ii) a copy of the declarations page for such insurance policies confirming that the Lender has been named as sole beneficiary, loss payee or additional insured, as appropriate;

(g) All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory to Lender;

(h) All payments required under any management agreement between the Borrower and an Affiliate pursuant to which such third party is compensated for providing any management services of any nature to Borrower, shall be subordinated to the Obligations of Borrower hereunder;

(i) (i) No default shall exist pursuant to any of Borrower’s obligations under any material contract and Borrower shall be in compliance with all applicable laws in all material respects, in each case except to the extent such failure would not reasonably be expected to have a Material Adverse Effect and (ii) Borrower has no accounts payable or taxes payable that have been outstanding for more than 90 days, or to the extent that such accounts payable or taxes payable exist, Borrower shall provide to Lender written evidence (satisfactory to Lender in its sole discretion) from such account creditors and/or taxing authorities of payment plans with respect thereto;

(j) Lender shall have completed its legal due diligence examinations of Borrower, the results of which shall be satisfactory in form and substance to Lender, as evidenced by Lender’s execution of the Loan Documents;

(k) Lender shall have completed a background check of the principals of Borrower and all Guarantors and the results of such background checks are satisfactory to Lender in its sole discretion;

(l) Borrower shall have provided evidence satisfactory to Lender of Borrower’s compliance with the requirements of Section 6.15;

(m) Since the date of most recent financial statements provided by Borrower to Lender, no event has occurred which has had or would reasonably be expected to have a Material Adverse Effect;

(n) Borrower shall have executed and delivered to Lender an IRS Form 8821 in form acceptable to Lender;

(o) The transactions contemplated by that certain Agreement and Plan of Merger dated as of January 25, 2013, by and among Selway Capital Acquisition Corporation, Selway Merger Sub, Inc., Healthcare Corporation of America, Prescription Corporation of America, Gary Sekulski, as the representative of the stockholders of Healthcare Corporation of America, and Edmundo Gonzalez, as the representative of Selway Capital Acquisition Corporation, shall have been consummated in accordance with said Agreement and Plan of Merger;

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(p) The Initial Advance shall not exceed $300,000; and

(q) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.2 Conditions to Each Advance

The obligation of Lender to make any Advance subsequent to the Initial Advance is subject to the satisfaction, in the sole judgment of Lender in the exercise of its Permitted Discretion, of the following additional conditions precedent:

(a) Lender shall have received, in form and substance satisfactory to Lender, (i) evidence of the repayment in full and termination of any existing indebtedness other than Permitted Indebtedness and all related documents, agreements and instruments and of all Liens, security interests and Uniform Commercial Code financing statements relating thereto or, in the sole discretion of Lender, such existing indebtedness is (A) expressly subordinated to the Obligations of Borrower hereunder pursuant to a Subordination Agreement acceptable in form and substance to Lender, (B) matures subsequent to the Maturity Date, (C) does not require any payment other than interest, reasonable fees and expenses during the Term, and (D) will receive no payments following an Event of Default under this Agreement, and (ii) release and termination of any and all Liens, security interest and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(b) Borrower shall have delivered to Lender a Landlord Waiver and Consent with respect to that portion of the space occupied by Borrower necessary for Lender or its agent to bill and collect Accounts upon an Event of Default;

(c) Borrower shall have provided Lender with all information (including, including without limitation, user identifications and passwords) necessary for Lender to have on-line access to view all information regarding all of Borrower’s bank accounts;

(d) Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied; provided, however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lender in its Permitted Discretion;

(e) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate in all material respects on and as of the date the advance is requested as if made on and as of such date, before and after giving effect to such advance; and no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

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(f) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability and the Facility Cap;

(g) Lender shall have received on or prior to the date of the requested Advance all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents;

(h) Lender shall have received the results of a suits, liens, and judgments search of state court records which shows no exceptions to the Borrower’s representations and warranties herein; and

(i) Lender shall have received such other documents, certificates or information as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

V.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1 Organization and Authority

Borrower is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be expected to have a Material Adverse Effect, and (iii) has requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is Borrower controlled by such an “investment company.”

5.2 Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff the effect of which would reasonably be expected to have a Material Adverse Effect, (B) any order of any Governmental Authority binding on Borrower or any of their respective properties the effect of which would reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which would reasonably be expected to have a Material Adverse Effect; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Borrower unless otherwise obtained. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by bankruptcy or similar laws affecting creditors’ rights generally.

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5.3 Subsidiaries, Capitalization and Ownership Interests

As of the date of this Agreement, Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3, each of which are either other Borrowers or Guarantors of the Obligations herein. Schedule 5.3 also states the authorized and issued capitalization of Borrower and each subsidiary, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). The ownership or partnership interests of each Borrower that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. The outstanding equity securities and/or ownership, voting or partnership interests of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all of the equity securities and/or ownership, voting or membership interests it is listed as owning free and clear of any Liens other than Liens created by the Loan Documents. Except as listed on Schedule 5.3, Borrower does not own an interest or participates or engages in any joint venture, partnership or similar arrangements with any Persons.

5.4 Properties

Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to Borrower. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

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5.5 Other Agreements

Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both; would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or Management Fee to a third party (other than Affiliates) with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.

5.6 Litigation

Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower that (i) could reasonably be expected to prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby or (ii) could reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect. Borrower is not aware that there is any basis for the foregoing. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation initiated by Borrower currently pending.

5.7 Hazardous Materials

Except as would not reasonably be expected to have a Material Adverse Effect, Borrower is in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

5.8 Tax Returns, Governmental Reports

Borrower (i) has filed all material federal, state, foreign (if applicable) and local tax returns and other reports or extensions which are required by law to be filed by Borrower, and (ii) has paid all material taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable.

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5.9 Financial Statements and Reports

All financial statements relating to Borrower that have been or may hereafter be delivered to Lender by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that would reasonably be expected to have a Material Adverse Effect.

5.10 Compliance with Law

Borrower (i) is in substantial compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower’s business, assets or operations, including, without limitation, ERISA and Healthcare Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no such funding requirements have been postponed or delayed, (c) no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 26153 has not been waived. Borrower has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the best knowledge of Borrower, there are no presently existing circumstances which likely would result in material violations of the Healthcare Laws.

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5.11 Intellectual Property

Borrower does not own, license or utilize, and is not a party to, any patents, patent applications, registered trademarks, registered trademark applications, registered service marks, registered copyrights, copyright applications, material trade names, proprietary software or licenses of intellectual property (excluding commercially available off-the-shelf software) (collectively, the “Intellectual Property”).

5.12 Licenses and Permits; Labor

Borrower is in substantial compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its businesses except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, Default or Event of Default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be expected to have a Material Adverse Effect.

5.13 Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, when taken as a whole contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading in light of current circumstances.

5.14 Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as permitted by the Loan Documents Borrower (i) has no outstanding Indebtedness other than Permitted Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person other than in connection with a Permitted Lien, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or connection with its outstanding Indebtedness and the items permitted by the Loan Documents and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder giving the other party the right to accelerate amounts owing, demand payment in full or otherwise take actions adverse to the interests of the Borrower.

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5.15 Agreements with Affiliates

There are no existing or proposed material agreements, arrangements, understandings or transactions between Borrower and any of Borrower’s officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families, other than customary employment agreements.

5.16 Insurance

Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies as in force on the date of this Agreement are listed and described on Schedule 5.16.

5.17 Names, Location of Offices, Records and Collateral

During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.17A. Borrower is the sole owner of all of its names listed on Schedule 5.17A, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.17B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States.

5.18 Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.19 Accounts

In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of Borrower that is included on a Borrowing Certificate as an Eligible Receivable (i) is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii), is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of Healthcare Services, a copy of which has been furnished or is available to Lender, (iii) if included on a Borrowing Certificate, is an Eligible Receivable and, together with Lender’s security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason, unless such offset, lien, deduction, defense, dispute, counterclaim or other adverse condition has been fully taken into account in determining the net collectible value of such Account in the Borrowing Base, (iv) there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or materially reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (v) (A) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) such Account Debtor is solvent, (vi) there are no proceedings or actions which are threatened or pending against any Account Debtors thereunder which might result in any Material Adverse Change in such Account Debtor’s financial condition or the collectability thereof, (vii) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in substantial compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and (vii) Borrower has obtained and currently has all Permits necessary in the generation thereof except for any failure to obtain a Permit which would not reasonably be expected to have a Material Adverse Effect.

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5.20 Healthcare Law Compliance

Without limiting or being limited by any other provision of any Loan Document, Borrower has timely filed or caused to be filed all material cost and other reports of every kind required by law, agreement or otherwise, if any, for Borrower’s activities. There are no material claims, actions or appeals pending before any commission, board or agency or other Governmental Authority. No validation review or program integrity review related to Borrower or the consummation of the transactions contemplated herein or to the Collateral are required by any commission, board or agency or other Governmental Authority in connection with any Medicare or Medicaid program, and to the knowledge of Borrower, no such reviews are scheduled, pending or threatened against or affecting any of the Collateral or the consummation of the transactions contemplated hereby.

5.21 Reliance on Representations; Survival

Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility. No investigation or inquiry made by or on behalf of Lender nor knowledge by Lender which is in any fashion inconsistent with the representations and warranties contained herein, shall in any way (i) affect or lessen the representations and warranties made and entered into by the Borrower hereunder, or (ii) reduce or in any way affect Lender’s rights with respect to a breach of such representations and warranties.

VI.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

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6.1 Financial Statements, Reports and Other Information

(a) Financial Reports. Borrower shall furnish to Lender (i) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Borrower, annual consolidated and consolidating financial statements of Borrower, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, compiled by an accounting firm acceptable to Lender (it being stipulated that CohnReznick LLP is an accounting firm acceptable to Lender) and, if Borrower’s annual revenues exceed $20,000,000, such financial statements shall be audited and certified without qualification by an independent certified public accounting firm acceptable to Lender and accompanied by related management letters, if available, and (ii) within twenty (20) calendar days after the end of each calendar month, unaudited consolidated and consolidating financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of such calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a compliance certificate of its chief executive officer or chief financial officer in the form set forth in Exhibit B showing compliance with all financial covenants set forth in Annex I. Notwithstanding any other provision of this Agreement, in the event any of the financial statements or other financial reports due by Borrower under this Section 6.1(a) are not timely delivered to Lender, Borrower shall pay Lender a late fee equal to $250 per day until such statements or reports are delivered to Lender. Such late fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such late fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-timely delivery to be a Default or an Event of Default.

(b) Other Materials. Borrower shall furnish to Lender as soon as available, and in any event within fifteen (15) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time, (ii) within thirty (30) calendar days after the end of each calendar month for such month, (A) a sales and collection report (including credits issued) and accounts receivable and accounts payable aging schedule in a form satisfactory to Lender, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, and (B) a report of census and occupancy percentage, (v) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, and (vi) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time, including, but not limited to, periodic receivable and payable aging reports, payroll tax information, dilution analyses, origination reports and default/charge off reports.

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(c) Notices. Borrower shall promptly, and in any event within ten (10) days after Borrower or any officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending litigation, suit, investigation, arbitration, formal dispute resolution proceeding or administrative proceeding brought against or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds Twenty-Five Thousand Dollars ($25,000), or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including without limitation, claims or disputes in the amount of Twenty-Five Thousand Dollars ($25,000) or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by Borrower to any other lender of Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability outside the ordinary course of business, (viii) termination of any executive manager of any facility owned, operated or leased by Borrower, and/or (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper.

(d) Consents. Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion (as communicated to Borrower by written notice) for the protection of its Collateral and that are reasonably satisfactory to Lender with respect to the Loan Documents and the transactions contemplated thereby or any of the Collateral, including, without limitation, Landlord Waivers and Consents with respect to leases entered into after the Closing Date.

(e) Operating Budget. If requested by Lender, Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter not more than sixty (60) calendar days preceding the commencement of such fiscal year, consolidated and consolidating month by month projected operating budgets, annual projections, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month), in each case prepared in accordance with GAAP consistently applied with prior periods.

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6.2 Payment of Obligation

Borrower shall make full and timely payment in cash of the principal of and interest on the Loans, Advances and all other Obligations when due and payable.

6.3 Conduct of Business and Maintenance of Existence and Assets

Borrower shall (i) engage principally in the same or similar lines of business substantially as heretofore conducted, (ii) collect its Accounts in the ordinary course of business, (iii) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (iv) from time to time to make all necessary or desirable repairs, renewals and replacements thereof to its equipment and other properties, as determined by Borrower using commercially reasonable business judgment, (v) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (vi) remain in good standing in all jurisdictions in which the failure to be in good standing could reasonably be expected to have a Material Adverse Effect.

6.4 Compliance with Legal and Other Obligations

Borrower shall (i) substantially comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, and (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply with any of the foregoing provisions of this Section 6.4 would reasonably be expected not to have a Material Adverse Effect.

6.5 Insurance

Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, professional liability insurance, as applicable; (ii) maintain business interruption insurance, (iii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iv) maintain insurance under all applicable workers’ compensation laws. All of the insurance policies referenced above shall be satisfactory in form and substance to Lender in its Permitted Discretion, and shall not permit cancellation without thirty (30) days prior written notice to Lender (except only ten (10) days’ notice may be provided for termination due to non-payment of premiums). Borrower agrees that it shall not alter, amend, modify or cancel its insurance policies without thirty (30) Business Days prior written notice to Lender unless such alteration, amendment, modification or cancellation, shall be in compliance with the requirements set forth above or is not otherwise adverse to the Lender. The insurance policies referenced in clauses (i) and (ii) shall name Lender as loss payee or as an additional insured thereunder, as its interest may appear.

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6.6 True Books

Borrower shall (i) keep true, complete and accurate books of record and accounts in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7 Inspection; Period Audits

Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours, upon reasonable notice but not more than three times in any 12-month period (provided that upon the occurrence and during the continuance of an Event of Default, there shall be no restrictions on the number of times that Lender may perform the activities described in this Section 6.7 nor shall Lender be required to give prior notice to Borrower), to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of Borrower’s books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with Borrower’s officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). At the completion of the audit, Borrower shall pay Lender an audit fee of $1,200 per auditor per day (for up to two auditors and for up to three days per audit; provided that upon the occurrence and during the continuance of an Event of Default, there shall be no restrictions on the number of auditors or number of days per audit) and Borrower shall reimburse Lender for all audit-related out-of-pocket expenses.

6.8 Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (i) within ten (10) days after Lender’s reasonable request, take such further actions, and duly execute and deliver such further agreements, assignments, instructions or documents and do such further acts and things as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the Loan Documents, and (ii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Documents or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person, including without limitation a Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

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6.9 Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material Indebtedness, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as required by GAAP shall have been made.

6.10 Lien Terminations

If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11 Use of Proceeds

Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the first “WHEREAS” clause of this Agreement.

6.12 Collateral Documents; Security Interest in Collateral

Borrower hereby authorizes Lender to file UCC-1 Financing Statements with respect to the Collateral, and any amendments or continuations relating thereto, without the signature of Borrower and hereby ratifies, confirms and consents to any such filings made by Lender prior to the date hereof. Borrower hereby agrees to execute any additional documents or financing statements which Lender deems necessary in its reasonable discretion in order to evidence Lender’s security interest in the Collateral. Borrower shall not allow any financing statement (other than that filed by or on behalf of Lender or filed in connection with a Permitted Lien) to be on file in any public office covering any Collateral or the proceeds thereof. Pursuant to Section 2.11, Lender has full power of attorney to execute, deliver, file, register and/or record in the name of Borrower and financing statements, schedules, assignments, instruments, and documents necessary to perfect Lender’s security interest in or lien on any Collateral. If necessary or advisable beyond that power of attorney, and at the reasonable request of Lender upon reasonable notice, Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or deliver of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender’s option, to file any or all of the foregoing) and (ii) defend the Collateral and Lender’s perfected first priority Lien (to the extent set forth in Section 2.9(b)) thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and reasonable legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations and increase the principal amount outstanding hereunder.

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6.13 Right of First Refusal

If at any time Borrower receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an “Offer”) which provides for working capital financing for the Borrower or any of its then current subsidiaries or is secured primarily by accounts receivable, Borrower shall notify Lender of the Offer in writing (including all material terms of the Offer) and Lender shall have five (5) Business Days after Receipt of such notice (the “Option Period”) to provide to Borrower a term sheet for financing in the place of such Person upon terms and conditions no less favorable to such Borrower as set forth in the Offer, together with such additional terms as may generally be standard or reasonable in similar financings. If Lender provides such a term sheet, Borrower shall not continue negotiations or close the financing with the third party until ninety days have elapsed since the delivery of such term sheet without a closing with Lender pursuant to said term sheet. If a term sheet has not been received from Lender within the Option Period, Borrower may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the “Transaction”); provided, however, that none of foregoing or any failure by Lender to issue term sheet shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer during the ninety (90) calendar day period following the expiration of the Option Period, Borrower shall not be permitted to consummate the Transaction without again complying with this Section 6.13. For purposes of this Section 6.13, “Lender” shall include SCM Specialty Finance Opportunities Fund, L.P. and any of its parents, subsidiaries or Affiliates.

6.14 Taxes and Other Charges

All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive (whether or not having the force of law) from any Governmental Authority (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or facility fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Borrowers shall not be required to compensate Lender pursuant to the foregoing provisions of this Section 6.14 for any increased costs incurred or reductions suffered more than six months prior to the date that Lender notifies Borrower of the change in law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor. Also, Lender shall not be permitted to make a claim against Borrower under this Section 6.14 unless Lender is making similar claims against other borrowers of Lender to the extent such borrowers are similarly situated as Borrower. In addition, if Lender is requesting compensation under this Section 6.14, Borrower shall have the right to prepay the Loan, in whole but not in part, prior to the end of the Term, by paying the outstanding principal balance of the Loan, together with all accrued and unpaid interest and all other amounts due hereunder and the other Loan Documents, but without the payment of the applicable Minimum Termination Fee or of any other penalty or premium.

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6.15 Payroll Agent

The Borrower shall at all times retain and use a payroll agent for purposes of processing, managing and paying Borrower’s payroll, including all payroll tax payments required to be made under applicable tax laws and regulations. The payroll agent shall be a third party, independent of the Borrower, reasonably acceptable to Lender. The Borrower shall instruct the payroll agent to provide such reports directly to Lender as Lender may request from time to time reflecting payment of applicable payroll taxes and, in any event, such payroll agent shall deliver to Lender within ten (10) calendar days after the end of each calendar month a report of Borrower’s payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

6.16 Clearinghouse

Borrower shall clear all insurance charges with SSI Group, a Mobile, Alabama clearinghouse, or, in the alternative, shall direct its current clearinghouse to provide all data relating to Borrower’s Accounts to SSI Group.

6.17 Medicare/Medicaid Programs

Borrower does not participate as a provider in any Medicare or Medicaid program; however, if Borrower subsequently determines to so participate and qualify as a participant in any such program, it will promptly notify Lender of such determination and will cooperate with Lender to amend this Agreement to allow the Accounts generated by such participation to be included in the Borrowing Base to the extent determined acceptable to Lender.

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VII.	NEGATIVE COVENANTS

The Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

7.1 Financial Covenants

Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

7.2 Permitted Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”): (i) Indebtedness under the Loan Documents, (ii) Capitalized Lease Obligations incurred after the Closing Date and secured only by the equipment being leased pursuant to such Capitalized Lease Obligations; (iii) Indebtedness incurred pursuant to purchase money Liens, provided that the aggregate amount thereof outstanding at any time shall not exceed $350,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses; (vi) borrowings incurred in the ordinary course of business and not exceeding $5,000 individually or in the aggregate outstanding at any one time; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of the Lender’s rights and in form and substance satisfactory to Lender; (vii) Indebtedness identified on Schedule 7.2, (vii) Mezzanine Debt, (viii) Indebtedness incurred in connection with a Permitted Acquisition, including (A) Capital Leases existing at the closing of such Permitted Acquisition and assumed or retained by a Borrower or (B) unsecured and subordinated Indebtedness in favor of a seller issued in such Permitted Acquisition, so long as all of the consideration paid or incurred in connection with such Permitted Acquisition are in compliance with the consideration limitations set forth in the definition of “Permitted Acquisition”; (ix) Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business; (x) any other Indebtedness that Lender may expressly consent to in writing prior to its incurrence, which consent shall be in the sole discretion of Lender, and (xi) any extension, renewal or replacement of any of the foregoing on terms and conditions that are, on the whole, no more onerous to Borrower than the terms and conditions applicable immediately before such extension, renewal or replacement, so long as (A) such Indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement, and (B) to the extent that the Indebtedness be extended, renewed or replaced is subordinated debt, such extension, renewal or replacement continues to be subordinated to the Obligations pursuant to the applicable Subordination Agreement. Notwithstanding the foregoing, Borrower shall incur no Indebtedness if the incurrence of such Indebtedness will, directly or indirectly, cause a Default or an Event of Default under this Agreement. Borrower shall not make prepayments on an existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

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7.3 Permitted Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes, assessments or charges of Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP, (iii) (A) statutory Liens of landlords and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP, (iv) Liens (A) incurred for deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases (including under Capitalized Lease Obligations), contracts (other than for the repayment in Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under governmental contracts, (v) purchase money Liens, provided that the aggregate amount of outstanding Indebtedness secured thereby by Collateral other than inventory at any time shall not exceed $350,000, (vi) Liens necessary and desirable for the operation of such Person’s business, provided Lender has consented to such Liens in writing before their creation and existence and the priority of such Liens and the debt secured thereby are both subject and subordinate in all respects to the Liens securing the Revolving Facility and to the Obligations and all of the rights and remedies of Lender, all in form and substance satisfactory to Lender in its sole discretion; (vii) Liens disclosed on Schedule 7.3, and (viii) Liens securing Mezzanine Debt.

7.4 Investments, New Facilities or Collateral; Subsidiaries

Borrower, directly or indirectly, shall not (i) except for Permitted Acquisitions, purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture whether by merger, consolidation, outright purchase or otherwise, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefits of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) deposits to landlords, (D) Loans between Borrowers, and (E) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.17B unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than such Subsidiaries existing at Closing.

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7.5 Dividends; Redemptions

Borrower shall not (i) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock); (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement or any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its equity securities from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, or (iv) make any payment of any management, or related or similar fee to any Person or with respect to any facility owned, operated or leased by Borrower,

7.6 Transactions with Affiliates

Borrower shall not enter into or consummate any transactions of any kind with any of its Affiliates other than: (i) salary, bonus, employee stock option and other compensation to and employment arrangements with directors, officers or employees in the ordinary course of business, provided, that no payment of any bonus shall be permitted if an Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) distributions and dividends permitted pursuant to Section 7.5, (iii) transactions with Lender or any Affiliate of Lender, and (iv) payments (other than those referenced in cause (i) above) permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, provided, that notwithstanding the foregoing Borrower shall not enter into, consummate, or perform with respect to any transactions or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate.

7.7 Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

Borrower shall not (i) change its state of formation, or amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be materially adverse to Lender and, in any event, without five (5) days’ notice to Lender, (ii) change its fiscal year, unless Borrower demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking to wind up, liquidate or dissolve or that would result in any of the foregoing, or (v) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

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7.8 Asset Sales

Borrower shall not directly or indirectly sell, convey, transfer, lease (that has the effect of a disposition) or otherwise dispose of (including, without limitation, any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) to any Person (other than the Borrower), in one transaction or a series of related transactions, any assets of the Borrower which constitute substantially all of an operating unit of the Borrower or any other assets (including without limitation intellectual property) of the Borrower outside of the ordinary course of business.

7.9 Management

Following an Event of Default, Borrower shall not pay any compensation or other amounts to senior management of Borrower in excess of such amounts as are usual and customary for companies in similar businesses and of a similar size.

7.10 On-Line Access to Banking Information

Borrower has provided Lender with all information (including, including without limitation, user identifications and passwords) necessary for Lender to have on-line access to all information regarding all of Borrower’s bank accounts, as required by Section 4.2(c). Borrower shall not make any changes to its bank accounts or establish new bank accounts or change the passwords or user identification information with respect thereto in such a fashion as would result in Lender not having on-line access to view all information regarding all of Borrower’s bank accounts.

7.11 Truth of Statements

Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.12 IRS Form 8821

Borrower shall not materially alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be delivered pursuant to the Conditions Precedent in Section 4.1, hereof.

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VIII.	EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default:”

(a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document within two (2) Business Days of receipt by Borrower of notice that such amounts are due in accordance with this Agreement (whether on any payment date, at maturity, by reason or acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b) any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, (i) shall not be true and correct in all material respects, (ii) shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect), or (iii) with respect to a warranty regarding a future event, such event does not occur as warranted;

(c) Borrower or any Guarantor or other party thereto to any Loan Document other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, such Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Documents; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.3 (i) and (ii), 6.9 and 6.11 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default; provided, however, that if such breach is susceptible of cure but cannot reasonably be cured within such 15 day period and provided further that Borrower shall have commenced to cure such breach within such 15 day period and thereafter diligently and expeditiously proceeds to cure the same, such 15 day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such breach, such additional period not to exceed thirty (30) days in the aggregate;

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any material portion of the Collateral other than as a result of Lender’s failure to take any necessary action to perfect its lien;

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(e) one or more judgments or decrees is rendered against any Borrower or Guarantor in an amount in excess of $50,000 individually or $100,000 in the aggregate at one time outstanding, which is/are not satisfied, stayed, bonded, vacated or discharged of record within thirty (30) calendar days of being rendered;

(f) (i) any default occurs, which is not cured within any applicable grace period or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Borrower or Guarantor in excess of $50,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Borrower or Guarantor is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such Default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower or Guarantor and Lender or Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness in excess of $50,000 of any Borrower or Guarantor is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g) any Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefits of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower or Guarantor or the whole or any substantial part of any such Person’s properties and, if such order, judgment or decree is issued without notice to the Borrower and a hearing, such order, judgment or decree remains unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Borrower or Guarantor seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Borrower or Guarantor or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which such Borrower or Guarantor takes any action to indicate its approval of or consent to;

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(i) (i) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect, Material Adverse Change occurs, or (ii) any Borrower or Guarantor ceases any material portion of its business operations as currently conducted

(j) Lender receives any indication or evidence that any Borrower or Guarantor may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, might result in forfeiture of any property to an Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender and which is adverse to Lender’s interests;

(k) Any Borrower or Guarantor or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any material portion of Collateral; or

(l) The issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment for in any one instance or in the aggregate an amount of $50,000 or more against any Borrower or Guarantor or any of their property or assets.

then, and in any such event, notwithstanding any other provision of any Loan Documents, Lender may by notice to Borrower (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) declare all Obligations to be due and payable immediately (except in the case of an Event of Default under Section VIII(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section VIII(d), there shall be a three (3) Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

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IX.	RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as the Borrower might exercise, (v) collect and send notices regarding the Collateral with or without judicial process, (vi) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any reasonable place designated by Lender, (vii) reduce or otherwise change the Facility Cap, (viii) engage, on behalf of Borrower, a third party to service and collect Borrower’s receivables, including billing and rebilling third party payors as well as the patients to the extent of their obligations thereunder, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its Permitted Discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any Obligations; (iii) discharge taxes or liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations and increase the principal amount outstanding hereunder, until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b) Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

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9.2 Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all reasonable out-of-pocket costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or deliver and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, expert witness fees, liabilities and advances made or incurred in connection therewith, whether litigation is commenced or not); (ii) second, to the payment of all Obligations as provided herein, (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefore is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

9.3 Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower to the extent necessary to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. Borrower waives any right to require a bond to be posted by or on behalf of any such receiver.

9.4 Rights and Remedies not Exclusive

Lender shall have the right in accordance with the terms hereof, in its Permitted Discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

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X.	WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses (other than payment in full) and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower’s behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender’s action based upon such request or other communication, absent manifest error.

10.2 Delay; No Waiver or Defaults

No course of action or dealing, renewal, release or extension of any provisions of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

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10.4 Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employee or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.

XI.	EFFECTIVE DATE AND TERMINATION

11.1 Effectiveness and Termination

Subject to Lender’s right to terminate and cease making Advances upon the occurrence and during the continuance of an Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made), unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than thirty (30) calendar days’ prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made). All of the Obligations (other than indemnity obligations with respect to which no claim has been made) shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the “Termination Date”). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations with respect to which no claim has been made) have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lender under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations (other than indemnity obligations with respect to which no claim has been made) have been fully performed and indefeasibly paid in full in cash.

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11.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations (other than indemnity obligations with respect to which no claim has been made) are fully performed and indefeasibly paid in full in cash. Notwithstanding the foregoing sentence of this Section 11.2, the obligations and provisions of Sections 3, 10.1, 11.1, 11.2, 12.1, 12.4, 12.7 and 12.11 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.	MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to its choice of law provisions; provided, however, if any provision(s) of any Loan Document would violate or have the effect of violating the laws of the State of New York but not the laws of the State of New Jersey then, with respect to such provision(s), the laws of the State of New Jersey shall apply. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Documents or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each of Borrower and Lender (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5, hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder in the State of New York or the State of New Jersey and agrees not to assert any defense based on lack of jurisdiction, venue or convenience in any such action, and (v) agrees that this loan was made in New York, that Lender has accepted in New York the Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in New York. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

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12.2 Successors and Assigns; Participants; New Lenders

The Loan Documents shall inure to the benefit of Lender, Transferees (as defined below) and all future holders of the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower or Guarantor. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ITS INTEREST IN THE REVOLVING FACILITY, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE REVOLVING FACILITY, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Notwithstanding the foregoing, any transfer or assignment by Lender of its entire interest in the Revolving Facility to a Person other than an Affiliate of Lender, shall be subject to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Each Transferee shall have all of the rights and benefits with respect to the Obligations, Revolving Facility, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated, therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation not been effected. Notwithstanding any other provision of a Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

12.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order, as Lender shall decide in its Permitted Discretion.

12.4 Indemnity

Borrower shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liability, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses and disbursements of any kind of nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, expert witness fees, and reasonable in-house documentation and diligence fees and reasonable legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing (i) arises out of the gross negligence or willful misconduct of any Indemnified Person or (ii) arises out of a dispute between or among any Indemnified Persons. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Indemnified Person in its Permitted Discretion for the work performed. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may in its reasonable discretion, take such actions, as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to such Borrower the amount of such recovery.

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12.5 Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable. Any notice or request under any Loan Document or otherwise pursuant to any applicable law which is given to one Borrower will be deemed to be notice (or, if applicable, a request) to each Borrower.

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12.6 Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7 Expenses

Borrower shall pay, whether or not the Closing occurs, all usual and customary costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording reasonable professional and filing fees and expenses and all other actual out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and audit expenses), and reasonable attorneys’ fees and expenses, incurred (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instruments (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument and/or (viii) in connection with all actions, visits, audits and inspections undertaken by Lender or its Affiliates pursuant to the Loan Documents, subject to the provisions of Section 6.7 hereof. In addition, Borrower shall pay Lender a wire fee of $25.00 with respect to each domestic wire transfer of funds by Lender to or for the benefit of Borrower. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its Permitted Discretion for the work performed. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the transactions contemplated by this Agreement and the Loan Documents and the filing and/or recording of any documents and/or financing statements.

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12.8 Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

12.9 Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

12.10 Confidentiality and Publicity

Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of any Loan Documents to any Person (other than to Borrower’s advisors and officers on a need-to-know basis) without Lender’s prior written consent, which may be withheld in its sole discretion, and (ii) to inform all such Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of its business operations. Nothing contained in any Loan Documents is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender. Further, Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes to the extent such information is publicly available and, if not publicly available, with Borrower’s prior approval and (ii) use Borrower’s or any Guarantor’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

12.11 Release of Lender

Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), (i) hereby fully and completely releases and forever discharges the Indemnified Persons and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing and (ii) by acceptance of each Advance hereunder fully and completely releases and forever discharges the Released Parties, of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of each such Advance. Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and will be relied upon by Lender in making the Advances.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

57

IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

PRESCRIPTION CORPORATION OF AMERICA

By: /s/ Gary Sekulski
Name:
Title: President
Address for Notice:
66 Ford Road, Suite 230, Denville, New Jersey 07834

Attention:

Telephone: 973-983-6300
Fax: 973-983-6304
Email: gsekulski@hia-pca.com

PCA BENEFITS, INC.

By: /s/ Gary Sekulski
Name:
Title: President
Address for Notice:
66 Ford Road, Suite 230, Denville, New Jersey 07834

Attention:

Telephone: 973-983-6300
Fax: 973-983-6304
Email: gsekulski@hia-pca.com

SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P.
By: /s/ Brendan R. Kalb
Name: Brendan R. Kalb, General Counsel, CNH Partners, LLC
Title: Authorized Signatory

Address for Notice:

AQR Capital Management, LLC

Attention: Brendan Kalb

                   2 Greenwich Plaza

58

Attn: Brendan Kalb

2 Greenwich Plaza

3rd Floor

Greenwich, CT 06830

With copy to (delivery of copy will not constitute notice):

Law Office of Timothy J. Kincaid

1910 Mentor Avenue

Painesville, OH 44077

59

ANNEX I

FINANCIAL COVENANTS

1) Fixed Charge Coverage Ratio

As of the end of each calendar month commencing with October 2013 through December 2013, the Fixed Charge Coverage Ratio shall be not less than it is as of the end of September 2013. As of the end of each calendar month after December 2013, the Fixed Charge Coverage Ratio shall be not less than 1.2 to 1.0.

2) Current Ratio

At no time shall Borrower’s ratio of current assets (determined in accordance with generally accepted accounting principles) to current liabilities (also determined in accordance with generally accepted accounting principles) be less than 2.0 to 1.0.

3) Loan Turnover Rate

The amount calculated by dividing (A) 365 by (B) the result achieved by dividing (i) the product of the aggregate of all collections received in the Lockbox Accounts during each Test Period with respect to all of Borrower’s Healthcare Receivables, multiplied by 4, by (ii) the outstanding principal balance of the Revolving Facility as of the last Business Day of such Test Period, shall not be greater than 25.

For purposes of the covenants set forth in this Annex I and Section 2.3, (1) the two Borrowers shall consolidate their financial information and the financial ratios shall be applied with respect to such consolidated financial information, and (2) the terms listed below shall have the following meanings:

“Capital Expenditures” shall mean, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the Incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, a lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“EBITDA” shall mean, for any Test Period, the sum, without duplication, of the following, on a consolidated basis: Net Income, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense (including capital raising costs initially booked as an asset and amortized against income for the Test Period pursuant to generally accepted accounting principles), (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, and (g) one-time, non-recurring, non-operational expenses relating to issuance of equity capital or additional debt which debt has been approved by Lender in its Permitted Discretion, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.

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“Fixed Charge Coverage Ratio” shall mean the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.

“Fixed Charges” shall mean the sum of the following: (a) all Interest Expense, all principal payments made on Indebtedness, all payments with respect to Capitalized Lease Obligations (to the extent not otherwise included), and all sinking fund payments made by Borrower, plus (b) all Capital Expenditures by Borrower.

“Interest Expense” shall mean, for any Test Period, total interest expense (including interest expense attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any Affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

“Test Period” shall mean the three most recent calendar months then ended (taken as one accounting period); provided, however, for purposes of calculating the Loan Turnover Rate, (a) the Test Period for the month ending April 30, 3013 shall be the calendar month of April 2013, (b) the Test Period for the month ending May 31, 3013 shall be the calendar months of April and May 2013 and (c) the Test Period for all months after May 2013 shall be the three most recent calendar months then ended (taken as one accounting period).

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EXHIBIT A

BORROWING CERTIFICATE

Dated as of [  1, 2013]

PRESCRIPTION CORPORATION OF AMERICA and PCA BENEFITS, INC. (together, the “Borrower”), by the undersigned duly authorized officer, hereby certify to Lender in accordance with the Credit and Security Agreement dated as of April 11, 2013, between Borrower and SCM Specialty Finance Opportunities Fund, L.P. (“Lender”) (as amended, supplemented or modified from time to time, the “Credit Agreement;” all capitalized terms not defined herein have the meanings given them in the Credit Agreement) and other Loan Documents that:

A.	Borrowing Base and Compliance

Attached as Schedule 1 is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested Advance, the principal amount outstanding under the Revolving Facility will not exceed the lesser of (i) Availability or (ii) the Facility Cap. The amounts, calculations and representations set forth below and on Schedule 1 are true and correct in all material respects and were determined in accordance with the Credit Agreement and GAAP. All of the Accounts referred to (other than those entered as ineligible on Schedule 1) are Eligible Receivables. Attached are reports with detailed aging and categorizing of Borrower’s accounts receivable and payables and supporting documentation with respect to the amounts, calculation and representations set forth on Schedule 1, all as reasonably requested by Lender pursuant to the Credit Agreement.

B.	Borrowing Notice (to be completed and effective only if Borrower is requesting an Advance)

The undersigned hereby irrevocably requests from Lender an Advance under the Revolving Facility pursuant to the Loan Agreement in the aggregate principal amount of $_____________ (“Requested Advance”) to be made on _____________________ (the “Borrowing Date”), which day is a Business Day.

C.	General Certifications

The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 4.2 have been satisfied as of the date hereof and will be satisfied as of the Borrowing Date (if applicable), (b)  Borrower has paid all payroll taxes through the payroll period ended ______________; (c) Borrower is in substantial compliance with all material regulatory requirements of all applicable Governmental Authorities; and (d) no recoupments of any third-party payor are being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s affiliates.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first written above.

E-A-1

PRESCRIPTION CORPORATION OF AMERICA and PCA BENEFITS, INC.

Approved by:

Name:
Title:

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EXHIBIT B

COMPLIANCE CERTIFICATE

Dated as of [  1, 2013]

This Compliance Certificate is delivered by PRESCRIPTION CORPORATION OF AMERICA and PCA BENEFITS, INC. (together, the “Borrower”), in accordance with the Credit and Security Agreement dated as of April 11, 2013, between Borrower and SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P. (“Lender”) (as amended, supplemented or modified from time to time, the “Credit Agreement”). All capitalized terms not defined herein have the meanings given them in the Credit Agreement) and other Loan Documents.

The undersigned hereby certifies that:

(a) the financial statements delivered with this certificate in accordance with Section 6.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower as of the dates and the accounting periods covered by such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of Borrower during the accounting period covered by such financial statements;

(c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;

(e) Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrower or any Collateral;

(f) Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of the Borrower to make required payments of withholding or other tax obligations of the Borrower during the accounting period to which the attached statements pertain or any subsequent period.

(h) Except as described in the Credit Agreement or in Schedule 4 attached hereto, the undersigned has no knowledge of any current, pending or threatened:

(i) litigation against the Borrower;

(ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower;

(iii) default by Borrower under any material contract to which either of them is a party, including, without limitation, any leases.

(i) Borrower is in compliance with the financial covenants contained in Annex I of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made: [See attached worksheets]. Such calculations and the certifications contained therein are true, correct and complete.

E-B-1